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                                                                    EXHIBIT 23.3


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Noble Energy, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-18929 and 333-82953) on Form S-3 and registration statements (File Nos. 333-39299, 2-64600, 2-81590, 33-32692, 2-66654 and 33-54084) on
Form S-8 of Noble Energy, Inc. of our report dated June 19, 2002, with respect to the statement of net assets available for benefits of the Noble Affiliates Thrift and Profit Sharing Plan as of December 31, 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001, which report appears in the December 31, 2001, Form 10-K/A of Noble Energy, Inc. herein.


                                        KPMG LLP


Oklahoma City, Oklahoma
June 28, 2002